Exhibit 99.01

                       Contact: Stewart E. McClure, Jr.,
               President and Chief Executive Officer (908)630-5000

                             SOMERSET HILLS BANCORP
                             DECLARES STOCK DIVIDEND


     BERNARDSVILLE, NEW JERSEY, MAY 20, 2003...(NASDAQ, Small Cap Market: SOMH) The Board of Directors of Somerset Hills Bancorp has declared a 5% stock dividend that will be payable on June 30 to all shareholders of record as of June 2, 2003. Stewart E. McClure, Jr., President and Chief Executive Officer, made the announcement at the company's Annual Meeting of Shareholders this morning at The Basking Ridge Country Club. This is the second successive year in which a 5% stock dividend has been paid since the holding company was formed in 2001. The company currently has 2,756,339 million shares outstanding.

     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers living and working in Somerset and Morris counties. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, life, health and property and casualty insurance, mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.